Exhibit 99.1

For Immediate Release	News Release Contact: Investor Relations (281) 776-7575 ir@tmw.com Kelly Dilts Men’s Wearhouse, SVP, Finance & IR Ken Dennard Dennard • Lascar Associates (713) 529-6600

MEN’S WEARHOUSE DECLARES QUARTERLY CASH DIVIDEND

FREMONT, CA — October 1, 2015 - Men’s Wearhouse (NYSE: MW) announced that its Board of Directors declared a quarterly cash dividend of $0.18 per share on the Company’s common stock, payable on December 24, 2015 to shareholders of record at the close of business on December 14, 2015.

Founded in 1973, Men’s Wearhouse is the largest specialty retailer of men’s suits and the largest provider of tuxedo rental product in the U.S. and Canada with 1,754 stores.  The Men’s Wearhouse, Jos. A. Bank, Moores and K&G stores carry a full selection of suits, sport coats, furnishings and accessories in exclusive and non-exclusive merchandise brands and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel.  Tuxedo and suit rentals are available in the Men’s Wearhouse, Jos. A. Bank, Moores and Men’s Wearhouse and Tux stores. Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the United Kingdom.

For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.josbank.com, www.josephabboud.com, www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

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